EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release
Columbus McKinnon Reports Continued Gross Margin
Expansion in Fiscal 2014 Third Quarter

•	Gross margin improved 100 basis points in the quarter over the prior-year period

•	Year-to-date gross margin improved 220 basis points to 30.9%

•	Generated $16.2 million of cash from operations in the quarter

•	This quarter’s order level was strongest in last three quarters
AMHERST, NY, January 23, 2014 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2014 third quarter which ended December 31, 2013.
Timothy T. Tevens, President and Chief Executive Officer, commented, “We had solid results in the third quarter with sales increasing sequentially 4.5% as our market leadership position enabled us to strengthen our positions in the oil & gas, entertainment and industrial markets, as well as the currently weaker construction and mining markets. Although volume was down year over year, almost half of that was related to project timing. Encouragingly, average sales per day are trending upward. Additionally, our improving margins continue to demonstrate that our productivity enhancements are producing good results.”
Net sales for the third quarter of fiscal 2014 were $145.1 million, down $8.2 million, or 5.3%, from the prior-year period. Price improvements, incremental revenue related to a recent acquisition and one additional shipping day helped to partially offset the reduction in volume. Last year’s third quarter had two large rail & road projects totaling $6.5 million which did not repeat in this year’s quarter. Foreign exchange translation had a positive impact of $0.3 million in the quarter compared with the prior-year period.
U.S. sales, which comprised 54% of total sales, were down by $4.9 million, or 5.8%, to $79.0 million compared with the third quarter of fiscal 2013. Lower volume was attributed to a reduction in volume at certain heavy OEM customers, more than offsetting pricing improvements and the impact of one additional shipping day.
Sales outside of the U.S. were down $3.3 million, or 4.7%, to $66.1 million. Price increases, the impact of one additional shipping day and incremental revenue related to the recent Austrian acquisition were more than offset by lower volume. The volume decline was primarily due to the impact of the rail & road projects shipped in the prior-year period as previously mentioned. While economic indicators are beginning to show that activity is picking up in the Eurozone, our sales tend to lag these indicators by three to six months. The Austrian acquisition, which closed in June 2013, contributed $1.8 million of sales during the third quarter of fiscal 2014.

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

The fluctuation in sales for the third quarter of fiscal 2014 compared with the third quarter of fiscal 2013 is summarized as follows:

($ in millions)	$ Change	% Change
Volume	(15.0)	(9.8)%
Foreign currency translation	0.3	0.2%
Acquisitions and divestitures	1.8	1.2%
Pricing	2.1	1.4%
Additional shipping day	2.6	1.7%
Total	$(8.2)	(5.3)%

Improved Gross Margin
Gross profit in the third quarter of fiscal 2014 was $43.0 million, down $0.8 million from the prior-year period. Productivity gains of $0.8 million and improved pricing net of material cost inflation of $1.4 million were more than offset by the $3.1 million impact of lower volume. As a percentage of sales, gross margin improved 100 basis points to 29.6% compared with 28.6% for the prior-year period.
Selling expense was $16.2 million, down 1.2%, or $0.2 million, from the same period of the prior year. As a percent of revenue, selling expense was 11.2% compared with 10.7% in the same period last year.
General and administrative (G&A) expense was $15.2 million, up from $12.7 million in the prior-year period. G&A included an atypical level of merger and acquisition (M&A) activity expenses, which were approximately $1.4 million. In addition, approximately $0.3 million of expenses were associated with the implementation of a new enterprise resource management system in Europe. As a percent of sales, G&A was 10.5%, compared with 8.3% in the prior-year period.
Operating income in the fiscal 2014 third quarter was down $3.1 million, or 21.8%, to $11.1 million when compared with the third quarter of fiscal 2013. Operating margin was 7.7% in the third quarter of fiscal 2014 compared with 9.3% in the prior-year period. Excluding the $1.4 million in M&A expenses, operating margin would have been 8.6%.
The effective tax rate in the quarter was unusually low at 11.6%. This compares with a rate of 11.1% in the prior-year period. Fiscal 2014’s third quarter tax rate was impacted by the reversal of a reserve on an uncertain tax position related to a potential foreign tax liability, while the prior-year period’s effective tax rate was impacted by a valuation allowance on deferred tax assets, primarily in the U.S.
Third quarter fiscal 2014 net income was $6.7 million, or $0.33 per diluted share, down from $9.6 million, or $0.49 per diluted share, in fiscal 2013’s third quarter. Adjusted for M&A expenses, at a pro forma tax rate of 30%, earnings per diluted share were $0.31 in the third quarter compared with $0.38 per diluted share in the prior-year period. Further details of the reconciliation of GAAP EPS to adjusted EPS are shown on page 11 of this release.

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

Operations Continue to Provide Strong Cash Generation
Cash provided by operations was $16.2 million in the fiscal 2014 third quarter. Working capital as a percentage of sales was 19.9% at the end of the third quarter of 2014, down from 21.5% at the end of the trailing second quarter of fiscal 2014.
Capital expenditures for the first nine months of fiscal 2014 were $13.5 million compared with $7.1 million in the prior-year period. Approximately $2.6 million of fiscal 2014’s capital expenditures was for the expansion of the Company’s production facilities in China and $1.6 million was associated with the implementation of a new enterprise management system. The Company continues to expect fiscal 2014 capital spending to be in the range of $20 million to $25 million.
Cash and cash equivalents were $123.9 million at December 31, 2013. Gross debt at December 31, 2013 was $151.8 million. Debt, net of cash, was $27.9 million, or 9.4% of net total capitalization.

First Nine Months Fiscal 2014 Review
Net sales for the first nine months of fiscal 2014 were $422.8 million, down 6.6%, or $29.9 million, from the prior-year period due to $42.0 million of lower sales volume. Approximately $2.2 million of the decline was associated with the net effect of acquisitions and divestitures. Partially offsetting these declines were favorable pricing of $9.0 million and two additional shipping days. Foreign currency translation had a $0.3 million positive impact on sales in the first nine months of fiscal 2014. Sales to the U.S., which represented 57% of total sales, were down 7.3% to $239.9 million. Non-U.S. sales decreased by $11.0 million, or 5.7%, in the first nine months of fiscal 2014. Emerging markets represented 10.5% of total sales.
Gross profit in the first nine months of fiscal 2014 increased 0.6%, despite lower sales, while gross margin expanded 220 basis points to 30.9%. Gross margin expansion reflects productivity gains, the net effect of acquisitions and divestitures and pricing.
Selling expenses increased $1.0 million, or 2.1%, to $50.2 million when compared with the first nine months of fiscal 2013. As a percent of sales, selling expenses were 11.9% in the first nine months of fiscal 2014 compared with 10.9% in the prior-year period. G&A expenses were $42.2 million, up 7.1% from $39.4 million in the prior-year period. Most of the increase can be attributed to abnormally high expenses of $1.6 million related to merger and acquisition activity. G&A expenses as a percent of sales were 10.0% in the first nine months of fiscal 2014 compared with 8.7% in the prior-year period.
Operating income for the first nine months of fiscal 2014 decreased to $36.8 million from $39.9 million in the prior-year period. Operating margin was 8.7%, essentially flat with the operating margin of 8.8% in the prior year.
Net income for the first nine months of fiscal 2014 decreased by $5.5 million, or 20.8%, to $20.8 million. Earnings per diluted share for the first nine months of fiscal 2014 were down by 22.4% to $1.04 compared with $1.34 for the prior-year period. Adjusted for M&A expenses, at a pro forma tax rate of 30%, earnings per diluted share were $1.03 for the nine month period ended December 31, 2013, compared with $1.10 per diluted share in the prior-year period. Further details of the reconciliation of GAAP EPS to adjusted EPS are shown on page 11 of this release.

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

Slow, But Solid, Growth Outlook
Backlog was $98.4 million at December 31, 2013, an increase of $6.5 million, or 7.1%, from backlog of $91.9 million at September 30, 2013. Although the time to convert the majority of backlog to sales typically ranges from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months. As of December 31, 2013, project-type backlog of $31.1 million, or 31.6% of total backlog, was scheduled for shipment beyond March 31, 2014. Backlog at December 31, 2013 available for shipment in the quarter ended March 31, 2014 totaled $67.3 million.
Both U.S. and Eurozone capacity utilization are leading market indicators for the Company. In December 2013, U.S. industrial capacity utilization was 77.9%, compared with 77.1% in December 2012, and 76.8% in September 2013. Eurozone capacity utilization was 78.4% in the quarter ended December 31, 2013, up from 77.2% during the quarter ended December 31, 2012, and up slightly from 78.3% in the quarter ended September 30, 2013. The Company’s sales tend to lag changes in these indicators by one to two quarters.
Mr. Tevens commented, “We are encouraged with our sales efforts to drive growth in targeted industries and geographic markets. Order levels in the third quarter were the strongest so far this fiscal year. Backlog is up sequentially as is capacity utilization in the U.S. and Europe. We expect to benefit from our leading market position in developed markets and investments we have made in emerging markets. We generate strong levels of cash throughout the cycle that provides us the opportunity to execute our strategic growth plans organically and through acquisitions. We continue to identify and target strategic acquisitions to help stimulate our growth and have a pipeline of opportunities that we are pursuing.”

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.
Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through February 21, 2014 by dialing 203-369-3041. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors until February 21, 2014. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	December 31, 2013	December 31, 2012	Change
Net sales	$145,072	$153,225	-5.3%
Cost of products sold	102,075	109,428	-6.7%
Gross profit	42,997	43,797	-1.8%
Gross profit margin	29.6%	28.6%
Selling expense	16,188	16,390	-1.2%
General and administrative expense	15,230	12,725	19.7%
Amortization	478	493	-3.0%
Income from operations	11,101	14,189	-21.8%
Operating margin	7.7%	9.3%
Interest and debt expense	3,395	3,413	-0.5%
Investment income	(254)	(354)	-28.2%
Foreign currency exchange loss	568	293	93.9%
Other (income) expense, net	(147)	65	NM
Income before income tax expense	7,539	10,772	-30.0%
Income tax expense	875	1,193	-26.7%
Net income	$6,664	$9,579	-30.4%

Average basic shares outstanding	19,691	19,451	1.2%
Basic income per share:
Basic income per share	$0.34	$0.49	-30.6%

Average diluted shares outstanding	20,019	19,697	1.6%
Diluted income per share:
Diluted income per share	$0.33	$0.49	-32.7%

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Nine Months Ended
	December 31, 2013	December 31, 2012	Change
Net sales	$422,815	$452,710	-6.6%
Cost of products sold	292,067	322,687	-9.5%
Gross profit	130,748	130,023	0.6%
Gross profit margin	30.9%	28.7%
Selling expense	50,216	49,204	2.1%
General and administrative expense	42,247	39,448	7.1%
Amortization	1,463	1,481	-1.2%
Income from operations	36,822	39,890	-7.7%
Operating margin	8.7%	8.8%
Interest and debt expense	10,138	10,418	-2.7%
Investment income	(746)	(1,017)	-26.6%
Foreign currency exchange loss (gain)	988	147	572.1%
Other (income) expense, net	(1,319)	(429)	207.5%
Income before income tax expense	27,761	30,771	-9.8%
Income tax expense	6,955	4,504	54.4%
Net income	$20,806	$26,267	-20.8%

Average basic shares outstanding	19,622	19,406	1.1%
Basic income per share:
Basic income per share	$1.06	$1.35	-21.5%

Average diluted shares outstanding	19,915	19,620	1.5%
Diluted income per share:
Diluted income per share	$1.04	$1.34	-22.4%

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2013	March 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$123,868	$121,660
Trade accounts receivable	75,555	80,224
Inventories	105,158	94,189
Prepaid expenses and other	19,639	17,905
Total current assets	324,220	313,978

Net property, plant, and equipment	72,063	65,698
Goodwill	112,280	105,354
Other intangibles, net	12,638	13,395
Marketable securities	22,187	23,951
Deferred taxes on income	39,692	37,205
Other assets	6,490	7,286
Total assets	$589,570	$566,867

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$30,126	$34,329
Accrued liabilities	57,231	48,884
Current portion of long-term debt	1,138	1,024
Total current liabilities	88,495	84,237

Senior debt, less current portion	2,060	2,641
Subordinated debt	148,618	148,412
Other non-current liabilities	82,300	91,590
Total liabilities	321,473	326,880

Shareholders’ equity:
Common stock	197	195
Additional paid-in capital	196,226	192,308
Retained earnings	124,997	104,191
ESOP debt guarantee	(244)	(552)
Accumulated other comprehensive loss	(53,079)	(56,155)
Total shareholders’ equity	268,097	239,987
Total liabilities and shareholders’ equity	$589,570	$566,867

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Nine Months Ended
	December 31, 2013	December 31, 2012
Operating activities:
Net income	$20,806	$26,267
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	9,566	9,116
Deferred income taxes and related valuation allowance	(1,773)	153
Gain on sale of real estate, investments, and other	(1,629)	(493)
Stock based compensation	2,707	2,474
Amortization of deferred financing costs and discount on debt	655	288
Changes in operating assets and liabilities, net of effects of business acquisition:
Trade accounts receivable	6,572	9,330
Inventories	(8,927)	4,129
Prepaid expenses	(1,588)	(345)
Other assets	534	415
Trade accounts payable	(4,753)	(8,835)
Accrued and non-current liabilities	(4,212)	(16,212)
Net cash provided by operating activities	17,958	26,287

Investing activities:
Proceeds from sale of marketable securities	5,444	4,907
Purchases of marketable securities	(3,611)	(2,724)
Capital expenditures	(13,484)	(7,139)
Purchase of business, net of cash acquired	(5,847)	—
Proceeds from sale of assets	—	2,357
Net cash used for investing activities	(17,498)	(2,599)

Financing activities:
Proceeds from stock options exercised	1,464	232
Net payments under lines-of-credit	(7)	(52)
Repayment of debt	(566)	(592)
Payment of deferred financing costs	—	(684)
Change in ESOP guarantee	308	318
Net cash provided by (used for) financing activities	1,199	(778)

Effect of exchange rate changes on cash	549	(446)

Net change in cash and cash equivalents	2,208	22,464
Cash and cash equivalents at beginning of year	121,660	89,473
Cash and cash equivalents at end of period	$123,868	$111,937

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	December 31, 2013		December 31, 2012		March 31, 2013
Backlog (in millions)	$98.4		$95.4		$99.0

Trade accounts receivable
days sales outstanding	47.4	days	46.7	days	50.5	days

Inventory turns per year
(based on cost of products sold)	3.9	turns	4.3	turns	4.3	turns
Days' inventory	93.6	days	84.9	days	84.9	days

Trade accounts payable
days payables outstanding	26.9	days	25.2	days	31.1	days

Working capital as a % of sales	19.9%		17.5%		18.3%

Debt to total capitalization percentage	36.2%		44.6%		38.8%

Debt, net of cash, to net total capitalization	9.4%		17.6%		11.2%

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 14	64	63	61	62	250

FY13	63	63	60	62	248

Columbus McKinnon Fiscal 2014 Q3 Reports Continued Gross Margin Expansion in Fiscal 2014 Third Quarter
January 23, 2014

COLUMBUS McKINNON CORPORATION
Reconciliation Adjusted Diluted EPS to GAAP Diluted EPS

	Three Months Ended	Three Months Ended
	December 31, 2013	December 31, 2012

GAAP diluted EPS	$0.33	$0.49
Adjusted to reflect normalized 30% tax rate	$(0.07)	$(0.11)
Adjusted for non-recurring M&A expenses (after tax)	$0.05	$—
Adjusted diluted EPS	$0.31	$0.38

	Nine Months Ended	Nine Months Ended
	December 31, 2012	December 31, 2012

GAAP diluted EPS	$1.04	$1.34
Adjusted to reflect normalized 30% tax rate	$(0.06)	$(0.24)
Adjusted for non-recurring M&A expenses (after tax)	$0.05	$—
Adjusted diluted EPS	$1.03	$1.10

Adjusted diluted EPS is defined as diluted EPS as reported, adjusted to apply a normalized tax rate. Adjusted diluted EPS is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted diluted EPS is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s diluted EPS to the historical period’s diluted EPS.